EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report, dated February 20, 2009, relating to the consolidated financial statements of Old National Bancorp and the effectiveness of internal control over financial reporting, which appears in Old National Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Crowe Horwath LLP
Indianapolis, Indiana
August 13, 2009